Rule 424(b)(2)
                                       Registration Statement File No. 333-22341

Prospectus Supplement
(To Prospectus dated March 4, 1997)

                                3,000,000 Shares

                          ImClone Systems Incorporated

                                  Common Stock
                                 $.001 par value

                             ----------------------

     This Prospectus Supplement relates to 3,000,000 shares of Common Stock, $.001 par value (the "Common Stock"), of ImClone Systems Incorporated, a Delaware corporation (the "Company"), being offered by the Company.

     The shares of Common Stock offered hereby are being offered at a single, negotiated price. The shares of Common Stock offered hereby may be offered and sold to different purchasers at different times.

     The Common Stock is included on the Nasdaq National Market under the symbol IMCL. On March 4, 1997, the closing sale price of the Common Stock was $8 1/8 on the Nasdaq National Market, as reported by The Wall Street Journal.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                     Price to                Brokerage             Proceeds to
                      Public                Commissions             Company(1)
--------------------------------------------------------------------------------
Per Share             $7.875                    $0.13                 $7.745
--------------------------------------------------------------------------------
Total               $23,625,000                $390,000             $23,235,000
================================================================================

(1) Before deducting expenses payable by the Company, estimated at $63,000. See "Plan of Distribution."


             The date of this Prospectus Supplement is March 4, 1997

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     Capitalized  terms used in this  Prospectus  Supplement  and not  otherwise
defined  herein  have  the  respective   meanings   provided  in  the  Company's
Prospectus, dated March 4, 1997 (the "Prospectus").

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to the documents incorporated by reference and made a part of the Company's Prospectus, the Company's two Current Reports on Form 8-K, each dated February 25, 1997, are incorporated by reference in the Prospectus. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the shares of Common Stock offered hereby, after deducting estimated expenses payable by the Company in connection with this offering and the commissions payable by the Company to the Broker (as defined below), will be $23,172,000. The Company anticipates using the net proceeds from this offering (i) to pay the costs for the Company to engage in further research and development, to continue to fund and expand its clinical programs, and to support and expand manufacturing and (ii) for general corporate purposes, including working capital. Pending such uses, the Company plans to invest such funds in short-term interest-bearing obligations of investment grade.

                                    DILUTION

     As of December 31, 1996, the Company had a net tangible book value of $15,547,000, or $.77 per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding at that date. Adjusting such net tangible book value to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at the offering price set forth on the cover of this Prospectus Supplement, and the receipt and application of the net proceeds therefrom, but without taking into account any other changes in net tangible book value after December 31, 1996, the pro forma net tangible book value of the Company as of December 31, 1996 would have been $38,719,000 or $1.67 per share. This represents an immediate increase in the net tangible book value of $.90 per share to existing stockholders and an immediate dilution of $6.21 per share to new investors. The following table illustrates this per share dilution.

        Public offering price per share .............               $7.875
        Net tangible book value per share as of
                 December 31, 1996 ................ .    $.77
        Increase in net tangible book value per share
                 attributable to the offering(1).....     .90
        Pro forma net tangible book value per share
                 after the offering .................                 1.67
                                                                    ------
        Dilution per share to new investors(2).......               $ 6.21
                                                                    ======

-----------------
(1) After deducting commissions payable to the Broker and estimated expenses payable by the Company in connection with sale of the shares of Common Stock offered hereby.

(2) Determined by subtracting the pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock.

                              PLAN OF DISTRIBUTION

     Trades to effect sales of the shares of Common Stock offered hereby will be executed on the Nasdaq National Market by Genesis Merchant Group Securities LLC (the "Broker"). The Company has agreed to pay brokerage commissions to the Broker in connection with such trades aggregating $390,000. It is expected that




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delivery of the shares of Common Stock, upon payment  therefor,  will be made to the accounts of the several purchasers on or about March 7, 1997.

     The Broker has in the past provided, and may in the future provide, investment banking, financial advisory and other services to the Company. Pursuant to an agreement entered into between the Company and the Broker in November 1995, subject to certain conditions, the Company agreed to engage the Broker on a non-exclusive basis as managing underwriter or placement agent, as the case may be, in connection with securities offerings by the Company prior to May 2, 1997 in which the Company uses the services of a financial advisor or intermediary. The Broker has waived any rights it may have under such agreement in connection with this offering.









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